Exhibit 5.1-2

                                   EXHIBIT 5.1
                                LEGALITY OPINION

                  [LETTERHEAD OF ASTOR WEISS & KAPLAN, LLP]


                                 August 20, 2001





Win or Lose Acquisition Corporation
1268 Bayshore Boulevard
Dunedin, FL 34698

Ladies and Gentlemen:

      We have acted as special counsel for Win or Lose Acquisition Corporation, a Delaware corporation (the "Company") in connection with certain matters as described herein.

      In rendering this opinion, we have examined and relied upon the following documents:

     (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware ("Secretary of State") on November 30, 2000, with all amendments, as certified by the Secretary of State (the "Certificate of Incorporation");

     (ii)a Certificate of the Secretary of State as to the good standing of the Company;

     (iii) the By-laws of the Company certified as true and correct by the President of the Company (the "Company Bylaws");

     (iv)the Unanimous Written Consent and Action of the Board of Directors of the Company dated August 20, 2001;

     (v) a certificate of the Company's chief executive officer as to certain matters (the "Officer's Certificate");

     (vi)a certificate of a director of the Company as to certain matters (the "Director's Certificate"); and

     (vii) the Form S-1 Registration Statement of the Company dated December 21, 2000 and subsequently amended on May 10, 2001, July 20, 2001 and August 20, 2001 (the "Registration Statement").

      All the foregoing documents are referred to herein as the "Reviewed Documents." We have not reviewed any documents other than the Reviewed Documents for purposes of rendering the opinions expressed herein. We have conducted no independent factual investigation other than our review of the Reviewed Documents. In rendering this opinion, we have relied, as to factual matters, solely upon the Reviewed Documents, and the representations, warranties, statements and information set forth therein, all of which we assume to be true, complete and accurate in all material respects. All terms used herein, other than those defined or the definition of which is otherwise referred to herein, shall have the meanings set forth in the Reviewed Documents.

     With respect to the Reviewed Documents, we have assumed and relied upon the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or forms, the genuineness of all signatures, the legal capacity of natural persons and that the Reviewed Documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to this opinion.

      This opinion is limited solely to the application of Delaware law (including the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) to the matters set forth below, which are the laws of the State of Delaware normally applicable to such matters. We express no opinion with respect to Federal securities laws, state securities or blue-sky laws, or Federal or state tax laws. We have not been requested to and do not opine as to the applicability of the laws of any other jurisdiction.

      This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon the foregoing, and subject to and in reliance on the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     1. The duly authorized capital stock of the Company consists of 30,000,000 shares of capital stock with a par value of $0.001 per share, of which 25,000,000 are shares of Common Stock (the "Common Stock") and 5,000,000 are shares of Preferred Stock.

     2. The 1,500,000 shares of Common Stock that are presently issued and outstanding are duly authorized, validly issued, fully paid and nonassessable.

     3. When the 500,000 shares of Common Stock that will be offered to the public for cash have been delivered to the escrow agent for the Rule 419 escrow in accordance with the Registration Statement, such shares will constitute duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company.

     4. When the 500,000 shares of Common Stock that will be issued to officers, directors and advisors as compensation for services actually rendered have been delivered to the escrow agent for the Rule 419 escrow in accordance with the Registration Statement, such shares will constitute duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company.

     5. When up to 12,000,000 shares of Common Stock are issued to the owners of a business to be acquired by the Company in connection with a business combination in accordance with the Registration Statement, such shares will constitute duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading "Legal Matters" in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     Except to the extent provided in the preceding paragraph, this opinion is rendered solely to the Company in connection with the transactions described in the Registration Statement and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent.

                                    Very truly yours,

                                    Astor Weiss & Kaplan LLP



                                    By:              /s/
                                         -------------------------------
                                         Christopher P. Flannery, Attorney at
                              Law